SECUREALERT, INC. FORM 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
——————

FORM 8-K

——————

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 30, 2013

SECUREALERT, INC.
(Exact name of registrant as specified in its charter)

Commission File No. 0-23153

Utah	87-0543981
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

150 West Civic Center Drive, Suite 400, Sandy, Utah  84070
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (801) 451-6141

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sales of Equity Securities.

As reported previously on a Current Report filed December 6, 2012 (the “December 6 Current Report”), on December 3, 2012 SecureAlert, Inc. (the “Registrant”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Sapinda Asia Limited (“Sapinda”).  The principal amount of the loan made to the Registrant under the Loan Agreement was $16,640,000.00.  Proceeds of the loan were used to redeem certain royalty rights held by Borinquen Container Corporation, and for working capital.  Under the terms of the Loan Agreement, Sapinda had the right at its sole discretion to convert the principal amount of the loan and any accrued interest into Common Stock of the Registrant at a rate of $4.50 per share (giving effect to the 200:1 reverse stock split effected by the Registrant on March 25, 2013), at any time after March 1, 2013 (see the Registrant’s December 6 Current Report).

On September 30, 2013, Sapinda exercised its right to convert the principal amount and all accrued interest under the Loan Agreement into Common Stock of the Registrant.  The amount of principal and accrued interest as of September 30, 2013 totaled $17,576,627, and as a result of the conversion, the Registrant issued a total of 3,905,917 restricted shares of Common Stock to Sapinda (the “Shares”) on September 30, 2013.  The Shares were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to exemptions from registration, including, without limitation, the exemption provided by Section 4(2), now Section 4(a)(2) under the Securities Act for transactions not involving a public offering of securities.  Following issuance of the Shares, the total number of issued and outstanding shares of the Registrant’s Common Stock was 9,805,503.

The Registrant intends to file a registration statement with the Securities and Exchange Commission registering the Shares and other shares of Common Stock currently outstanding on behalf of the Registrant and the selling shareholders of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SecureAlert, Inc.

	By:	/s/ Chad D. Olsen
Dated: October 9, 2013		Chad D. Olsen Chief Financial Officer